EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated January 3, 1996 (with respect to the second paragraph of Note 9(b), January 26, 1996; Note 2(b), May 22, 1996; the first paragraph of Note 1, November 21, 1996 and December 23, 1996) on the consolidated financial statements of VIMRx Holdings, Ltd. and subsidiary as at December 31, 1995 and for the period January 6, 1995 (inception) through December 31, 1995, included in Form 8-K/A relating to Innovir Laboratories, Inc.


Richard A. Eisner & Company, LLP

New York, New York
March 5, 1997